                                                                     EXHIBIT 15

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the use of our reports, and to all references to our Firm, included in or made a part of this prospectus for Central Equity Trust, Utility Series 17 and Central Equity Trust, Utility Series 18.


                 /S/ ARTHUR ANDERSEN LLP


St. Louis, Missouri
October 5, 1995